Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of WGL Holdings, Inc. and Washington Gas Light Company of our reports dated December 13, 2005, relating to the financial statements and financial statement schedules of WGL Holdings, Inc. and Washington Gas Light Company and management’s report on the effectiveness of internal control over financial reporting of WGL Holdings, Inc., appearing in this Annual Report on Form 10-K of WGL Holdings, Inc. and Washington Gas Light Company for the year ended September 30, 2005:
WGL Holdings, Inc.

Form S-3	No. 333-126620
Form S-8	No. 333-104571
Form S-8	No. 333-104572
Form S-8	No. 333-104573
Washington Gas Light Company

Form S-3	No. 033-61199
Form S-3	No. 333-58606
Form S-3	No. 333-104574
DELOITTE & TOUCHE LLP
McLean, Virginia
December 13, 2005